Exhibit 99.6

                        EMPLOYMENT AGREEMENT


     This Employment Agreement ("Agreement") is entered into this 30th day of September, 1997, and revised the 24th day of September, 1998, by and between UNITED SHIELDS CORPORATION, a Colorado corporation (the "Company" or "Employer") and Donald T. Zimmerman, Jr., an individual residing at 2564 Handasyde Avenue, Cincinnati, OH 45208.

     WHEREAS, the Company is willing to employ the Employee and the Employee is willing to be employed by the Company on the terms, covenants and conditions set forth herein; and

     WHEREAS, the Company and the Employee desire to define in this Agreement, the rights, duties and obligations of the employment agreed to between the parties;

     NOW, THEREFORE, in consideration of the mutual covenants and obligations contained in this Agreement and specifically in consideration of the employment of the Employee by the Company for the compensation and upon the terms set forth herein, the parties agree as follows:

     1. Term. Subject to the provisions for termination as hereinafter provided, the Company hereby agrees to employ the Employee and the Employee hereby agrees to be employed by the Company, for a term of five (5) years beginning on January 1, 1998, or an earlier date agreed to by both parties.

     2.     Duties of Employee.

            A. The Employee agrees to perform the services provided herein to the best of his ability and to the satisfaction of the Board of Directors of the Company. The Employee shall devote his full time, attention, energies and best efforts to providing said services to the Company.

           B. The Company hereby employs and engages the Employee in the position of Executive Vice President and Chief Operating Officer; and, in this capacity Employee will also be engaged as President of the HeaterMeals Company. The Employee shall render to the Company administrative and management services as are customarily rendered by persons situated in similar management capacities and to provide such other services for the Company as directed by the Chief Executive Officer which shall be reasonably related to his position, so long as the nature of same shall be consistent with and appropriate to an executive position of no lesser than that of other executives reporting directly to the Company's Chief Executive Officer.

     3.     Compensation.

            A. (i) As compensation for the full and faithful performance of the services to be rendered by the Employee to the Company as set forth in Section 2 hereof, the Company shall pay the Employee a base salary of $200,000.00 for the period from January 1, 1998 through December 31, 1998 and for each subsequent one-year period (subject to Sections 3(C) and 6).

                (ii) As additional compensation and consideration for entering into this Agreement the Employer shall grant to the Employee a non-qualified stock option award with immediate vesting pursuant to the United Shields Corporation 1998 Long-Term Incentive Plan ("1998 LTIP") to purchase 400,000 shares of common stock of employer with an exercise price equal to the fair market value of the common stock utilizing the rules defined by
                Section 7(h) of the 1998 LTIP.

            B. Said salary shall be payable in twelve (12) equal monthly installments in accordance with the Company's normal payroll practices, and subject to withholding of taxes, etc. as required by law.

            C. Employee's base salary shall be reviewed at least annually, commencing with a review during the month of March, 1999 and may be adjusted from time to time in the sole discretion of the Board of Directors of the Company, but in no event will it be adjusted to an amount lower than $200,000 per year.

            D. Employee shall receive an annual bonus of 25% of base compensation based on the Employee's performance of the duties set forth in Section 2, which may be amended from time to time. Employer agrees that the annual bonus for the twelve (12) month period ending December 31, 1998 of $50,000 shall be guaranteed and shall be paid within 60 days of the end of the calendar year. Each successive annual bonus awarded to Employee shall also be paid within 60 days of the end of the calendar year.

            E. Employee shall receive an additional performance bonus in cash, common stock of the Company, options to purchase common stock of the company, or any combination of cash, stock and options, with the method of payment to be at the discretion of the Board of Directors of the Company if the Company's performance goals, established from time to time by the Board, are met. The parties understand and agree that the goals for the first year of this Agreement are as stated in Exhibit 1. The performance bonus is to be paid within 60 days of the end of the calendar year.

     4. Benefits and Expenses. During the term of this Agreement, Company shall provide to the Employee:

            A. The Employee shall be reimbursed for all ordinary and reasonable business-related expenses incurred during the performance of the service set forth in Section 2 hereof upon submission of receipts for same. All such expenses are subject to the approval of the Company. Reimbursement for automobile mileage will be at the rate currently prescribed by the Internal Revenue Service.

            B. Twenty- five (25) days paid vacation per calendar year in accordance with Company's vacation policy to be taken at such time or times and for such duration as Employee shall determine in accordance with the Company policy provided that such vacation shall not interfere with the material performance of the service set forth in Section 2. Employee shall not be entitled to carry over any unused portion of vacation into a subsequent year.

            C. Hospitalization and major medical insurance, consistent with the Company's group policies, for Employee and his immediate family, upon such terms as are provided to employees of the Company generally, which may be modified by the Company from time to time.

            D. Life insurance on Employee's life with a death benefit of no less than $500,000.00.

            E. The Company agrees to provide to Employee the additional fringe benefits available to salaried employees of the Company generally, which may be modified by the Company from time to time.

     5. Covenants of Employee. The Employee agrees and acknowledges that certain of the Company's services are proprietary in nature and shall have been marketed through the use of customer lists, trade secrets, methods of operation and other confidential information possessed by the Company and disclosed in confidence to the Employee (hereinafter the "Trade Secrets or Confidential Information") which may not have been accessible to other persons in the trade, Trade Secrets or Confidential Information shall not include: (i) any information in the public domain, (ii) any information received unsolicited from a third party under no obligation of secrecy, or (iii) any information known by Employee prior to entering into this Agreement. The Employee also acknowledges that he will have substantial and ongoing contact with the Company's clients and will thereby gain knowledge of clients' needs and preferences, sources of information and other valuable information necessary for the success of Company's business. The Employee therefore covenants and agrees as follows:

            A. He will not at any time take any action or make any statement that could discredit the reputation of the Company or its services or products.

            B. During the term of this Agreement and for a period of one (1) year following termination of Employee's employment with the Company for any reason, the Employee shall not:

            (i)   Solicit or accept business directly or
                  indirectly from any client of the Company which does business within a five hundred (500) mile radius of any facility owned or operated by the Company;

            (ii) Except as may be required by law, disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, in competition with, or contrary to the interest of the Company, the Trade Secrets or Confidential Information or any other confidential information of or pertaining to the Company or its services, disclosed to or obtained by the Employee during the term of this Agreement. The Employee further agrees that he shall not, either during the term of this Agreement or at any time subsequent thereto, use, disclose or otherwise reveal any of the Trade Secrets or Confidential Information to any person, either directly or indirectly, whether or not for compensation or remuneration, except as necessary while performing services on behalf of the Company;

           (iii) Own, manage, advise, counsel, assist or engage in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise, directly or indirectly, with any other corporation, partnership, proprietorship, or other business entity, or otherwise engage in any business which competes with or is similar in nature to a business in which the Company is engaged, and from which the Company derives more than 5% of its revenue within a five hundred (500) mile radius of any facility owned or operated by the Company; and

            (iv) In conjunction with 5(B)(iii), solicit, induce, aid or suggest to any of the employees, officers, agents, or consultants of the Company or other persons having a substantial contractual relationship with the Company, to leave such employ, cease any consulting relationship with the Company, or terminate such contractual relationship with the Company.

            C. Employee recognizes that the foregoing items are material to this Agreement and that the failure to abide by such terms shall constitute sufficient Cause for Termination of Employment as provided in Section 6 hereof.

            D. Employee agrees and understands that the remedy at law for any breach of this Section 5 will be inadequate and that damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, in the event that the Company shall institute any action or proceeding to enforce the provisions of this Agreement, the Employee hereby waives the claim or defense therein that the Company has an adequate remedy at law. Nothing in this Section 5 shall be deemed to limit the Company's remedies at law or in equity for breach by the Employee of any of the provisions of this Section 5 which may be pursued by the Company.

            E. Employee shall not create or suffer to be created, without the express prior written consent of the Company, any mortgage, pledge, lien or encumbrance of any kind whatsoever against or upon any property of the Company, or make any contract or create any obligation, liability or debt of any kind, in the name of or binding upon the Company without its prior written consent other than in the ordinary course of business.

            F. Employee agrees that, upon termination of employment with the Company for any reason whatsoever, Employee will immediately return to Company all papers, books, price lists and price information, lists of sources of supply, customer lists, processes, inventions, mailing lists, employee lists and resumes, computer print-outs, manuals, sales literature, Employee's copies of customer invoices, quotations, purchase orders, any copies of the foregoing or any documents or notes containing excerpts from the foregoing and all other documents, data, equipment, and products belonging to or related to the business of the Company which may be in Employee's possession. If any such information has been electronically stored, Employee shall return all disks, or other storage media, containing such information and shall permanently delete such information from the computer hard drive, of other non removable storage device, or any computer owned or controlled by Employee after providing the Company a copy of the information.

            G. Employee agrees to assign and hereby assigns to Company all of Employee's right, title and interest, if any, in and to all inventions, improvements, patents, trademarks, copyrights, and trade names, which during the period of Employee's employment by Company, Employee has obtained, made or conceived or may hereafter make or conceive, either solely or jointly with others, in the course of such employment, within the scope of Company's business, work or investigations, or with use of Company's time, employees, material or facilities, or relating to or suggested by work or problems arising in Company's business of which Employee has been or may become aware by reason of Employee's employment. Employee agrees that Employee will execute, acknowledge and deliver all papers, documents, assignments and other information as may be required by Company to obtain any patents, trademarks, copyrights, trade names or other registrations or applications in the name of Company.

            H. Employee agrees that the remedy at law for any breach by Employee of the covenants set forth in the foregoing sections 5A, B, C, D, E, F, or G is inadequate and the Company, in addition to having an action at law for damages, shall be entitled to injunctive relief to enforce these covenants.

     6.     Termination.

            A. The Employee and the Company specifically agree that the employment of Employee may terminate only upon the occurrence of any one or more of the following events:

             (i) The cessation of the business of the Company, either voluntary or involuntarily;

            (ii) The merger, consolidation, reorganization or dissolution of the Company;

           (iii) Death or permanent disability of the Employee, including but not limited to a physical or mental disability which renders Employee incapable of effectively and efficiently performing his duties hereunder for a consecutive period of sixty (60) days or for an aggregate of one hundred twenty (120) days or more during any twelve month period;

            (iv)  For "Cause," which means:

                  (a)  an act or acts of dishonesty on the
                  Employee's part or conviction of any felony, or any crime involving moral turpitude or entering into a treatment program in lieu of such conviction;

                  (b) any material violation by the Employee of his responsibilities, duties or obligations hereunder, or failure to perform his duties as reasonably instructed by the Board of Directors of the Company. Employee shall be notified in writing of any such alleged failure to perform and shall be given a reasonable time frame in which to remedy his failure before he is terminated for cause under this provision;

                  (c) engaging by Employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, including but not limited to, any material misrepresentation related to the performance of his duties;

                  (d)  any material breach by Employee of this
                  Agreement. Employee shall be notified in writing of any such alleged failure to perform and shall be given a reasonable time frame in which to remedy his failure before he is terminated for cause under this provision;

                  (e) material breach by Employee of any of his obligations contained in the Company handbook for Employees, or such other document or collection of documents which set forth Company policy. Employee shall be notified in writing of any such alleged failure to perform and shall be given a reasonable time frame in which to remedy his failure before he is terminated for cause under this provision;

             (v)  By either party upon thirty (30) days
                  written notice.

            B. Company shall give Employee thirty (30) days prior written notice of termination of employment. Company shall have the option: (i) to retain the services of the Employee for said thirty (30) days, or (ii) compensate Employee for the number of days less than thirty (30) days he received notice at the then current salary rate for Employee.

            C. Except as provided in 6(E), upon termination of the employment of Employee for any reason whatsoever whether or not the termination is determined to be for Cause and to protect Trade Secrets and Confidential Information, the Employee shall be entitled to no further salary or other compensation, and the Company shall have no further obligations under this Agreement, and except that portion of any unpaid salary accrued and earned by the Employee hereunder up to the date of termination.

            D. Upon termination of the employment of Employee for any reason whatsoever, whether or not the termination is determined to be for Cause under this Section, this Agreement shall continue in full force and effect with respect to Employee's covenants and agreements set forth in Section 5 above, including the obligations to refrain from competition with the Company, to refrain from soliciting agents of the Company, and to protect Trade Secrets or Confidential Information.

            E. Upon termination of Employee by the Employer without Cause, pursuant to sections 6A(i), 6A(ii) or 6A(v), upon "Constructive Termination" of Employee through a material reduction in duties and responsibilities or by breach of this Agreement by Employer, Employer shall pay Employee severance pay equal to three times the sum of 1) his base salary in effect at the time of termination, and 2) the bonuses of Employee for the prior calendar year. Employee understands and agrees that payment pursuant to this section 6E shall constitute liquidated damages and Employee shall have no right to any other compensation from Employer in connection with this Agreement. The compensation payable under this provision may be made in cash or in common stock of the Employer. The Employer shall have the discretion to choose cash or Employer common stock for 25% of the payment made under this section 6E and the Employee shall have the discretion to be paid either in cash or Employer common stock on the remaining 75%. Employer common stock shall be valued at the date of payment annually to Employee . The compensation under this section 6E shall be paid in equal annual installments payable once every 12 months beginning no later than 3 months following the date of termination of Employee's employment. In addition, to the extent that Employee has been granted (i) stock options, stock appreciation rights or other equity instruments of Employer under the terms of a stock option, stock appreciation rights or other similar program as may be implemented by the Company, all such options, rights or equity instruments which have not vested shall become fully vested and exercisable by Employee without restrictions upon termination, and/or (ii) shares of restricted common stock, all such shares shall become unrestricted and free and clear of all liens or other encumbrances upon termination.

     7. Notices. All notices, demands and other communications given under this agreement shall be in writing and shall be deemed effective with hand delivered or mailed by certified mail, return receipt requested, postage prepaid to the following addresses:

            If to Employee:
                           Donald T. Zimmerman, Jr.
                           2564 Handasyde Avenue
                           Cincinnati, OH 45208

            If to Company:
                           United Shields Corporation
                           655 Eden Park Drive
                           Suite 260
                           Cincinnati, Ohio 45202

or at such other addresses as the parties may designate in writing.

     8. Entire Contract. This Agreement constitutes the entire understanding and agreement between the Company and the Employee with regard to all matters contained herein. This Agreement may be amended, supplemented or interpreted at any time only by written instrument duly executed by all parties.

     9. Assignment. This Agreement shall not be assignable by the Employee without the prior written consent of the Company. This Agreement shall, to the extent not limited hereby, inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, representatives, successors and assigns.

     10. Waiver. Any consent by any party to, or waiver of a breach of any provision of this Agreement by the other, whether express or implied, shall not constitute a consent to, waiver of, or excuse for any breach of any other provision or subsequent breach of the same provision.

     11. Legal Construction. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability shall not affect any other provision of this agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision had never been contained in it.

     12. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the state of Ohio.

IN WITNESS WHEREOF, the parties have signed this Agreement on the date first above written.

                                EMPLOYEE:

                                /s/ Donald T. Zimmerman, Jr.
                                    Donald T. Zimmerman, Jr.


                                UNITED SHIELDS CORPORATION

                                By: /s/ T.J. Tully
                                    Chairman & CEO

                            Exhibit 1

1998 United Shields Corporation and subsidiaries' consolidated minimum total gross sales, calculated in accordance with Generally Accepted Accounting Principles, required to receive additional bonus: $50,000,000 achieved during the 1998 fiscal year, ending December 31, 1998.

1998 additional bonus structure:

20% sales growth ("Sales Growth") = $100,000 (cash, stock or option value)
30% Sales Growth = $150,000 (cash, stock or option value)
40% Sales Growth = $225,000 (cash, stock or option value)



     Sales Growth shall be calculated based on the previous 12 months' consolidated total gross sales for United Shields Corporation and its' subsidiaries and those companies for which a contract has been signed by January 1, 1998 for merger, consolidation, purchase, share exchange or similar arrangement with United Shields Corporation.

     The bonus shall be paid only to the extent such payment does not cause the consolidated net pre-tax profit margin to fall below 8%. Such bonus shall not accumulate year to year.

                            BY-LAWS
                              OF
                   UNITED SHIELDS CORPORATION
                    (a Colorado Corporation)
       (Adopted May 19, 1997, Amended July 14, 1997, Amended
                 February 13, 1998)

                           ARTICLE I

                         Shareholders

     Section 1.1 Annual Meetings. An annual meeting of stockholders shall be held for the election of directors at such date, time and place, either within or without the State of Colorado as may be designated by resolution of the Board of Directors. Any other proper business may be transacted at the annual meeting.

     Section 1.2 Special Meetings. Special meetings of stockholders for any purpose or purposes, may be called at any time by the Board of Directors, or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose power and authority, as expressly provided in a resolution of the Board of Directors, includes the power to call such meetings, but such special meetings may not be called by any other person or persons.

     Section 1.3 Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the certificate of incorporation or these by-laws, the written notice of any meeting shall be given not less than ten nor more than seventy days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the mail, postage prepaid and directed to the stockholder at his address as it appears on the records of the corporation.

     Section 1.4 Adjournments. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business which could have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

     Section 1.5 Quorum. Except as otherwise provided by law, the certificate of incorporation of these by-laws, at each meeting of stockholders the presence in person or by proxy of the holders of shares of stock having a majority of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. In the absence of a quorum, the stockholders so present may, by majority vote thereof, adjourn the meeting from time to time in the manner provided in Section 1.4 of these by-laws until a quorum shall attend. Shares of its own stock belonging to the corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

     Section 1.6 Organization. Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in his absence by the Vice Chairman of the Board, if any, or in his absence by the President, or in his absence by a Vice President, or in the absence of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

     Section 1.7 Voting; Proxies. Except as otherwise provided by the certificate of incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by him which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for him by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person, or by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with the Secretary of the corporation. Voting at meetings of stockholders need not be by written ballot and need not be conducted by inspectors of election unless so determined by the holders of shares of stock having a majority of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote thereon which are present in person or by proxy at such meeting. At all meetings of stockholders for the election of directors a plurality of the votes cast shall be sufficient to elect. All other elections and questions shall, unless otherwise provided by law, the certificate of incorporation or these by-laws, be decided by the vote of the holders of shares of stock having a majority of the votes which could be cast by the holders of all shares of stock entitled to vote thereon which are present in person or represented by proxy at the meeting.

     Section 1.8 Fixing Date for Determining Stockholders of Record. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, The Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date: (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than seventy nor less than ten days before the date of such meeting; (2) in the case of determining stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than ten days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (3) in the case of any other action shall not be more than seventy days prior to such other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action of the Board of Directors is required by law shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

     Section 1.9 Action by Consent of Stockholders. Unless otherwise restricted by the certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize to take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

                         ARTICLE II

                     Board of Directors

     Section 2.1 Number; Qualifications. The property interests, business and transactions of the Corporation shall be managed and conducted by the Board of Directors which shall consist of not less than one (1), nor more than seven (7) persons, as shall be fixed from time to time by the Board of Directors, as hereinafter provided. The Board of Directors shall be elected annually by a ballot of the holders of the shares of the Corporation entitled to vote thereon for the term of one (1) year, and shall serve until the election and qualification of their successors, unless they sooner resign and are replaced as hereinafter provided. The number of directors may be fixed or changed from time to time within the range, set forth above, by the shareholders or the Board of Directors. Directors need not be shareholders.

     Section 2.2 Election; Resignation; Removal; Vacancies. At the annual meeting of shareholders, the shareholders shall elect directors, each of whom shall hold office for a term of one (1) year or until their successors are elected and qualified. Any director may resign at any time upon written notice to the Corporation. Such resignation shall take effect at the time specified therein; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any newly created directorship or any vacancy occurring in the Board of Directors for any cause may be filled by the Board of Directors, or if the directors remaining in office constitute fewer than a quorum of the Board, they may fill the vacancy by the affirmative vote of the majority of all the directors remaining in office or the shareholders may fill the vacancy, and each director selected shall hold office until the expiration of the term of office of the director whom he has replaced or until his successor is elected and qualified.

     Section 2.3 Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Nevada and at such times as the Board of Directors may from time to time determine, and if so determined notices thereof need not be given.

     Section 2.4 Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Nevada whenever called by the President, any Vice President, the Secretary, or by any member of the Board of Directors. Notice of a special meeting of the Board of Directors shall be given by the person or persons calling the meeting at least twenty-four hours before the special meeting.

     Section 2.5 Telephonic Meetings Permitted. Members of the Board of Directors, or any committee designed by the Board of Directors, may participate in a meeting thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this by-law shall constitute presence in person at such meeting.

     Section 2.6 Quorum; Vote Required for Action. At all meetings of the Board of Directors a majority of the whole Board of Directors shall constitute a quorum for the transaction of business. Except in cases in which the certificate of incorporation or these by-laws otherwise provide, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

     Section 2.7 Organization. Meetings of the Board of Directors shall be presided over by the Chairman of the Board, if any, or in his absence by the Vice Chairman of the Board, if any, or in his absence by the President, or in his absence by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

     Section 2.8 Informal Action by Directors. Unless otherwise restricted by the certificate of incorporation or these by-laws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or such committee.



                           ARTICLE III

                           Committees

     Section 3.1 Committees. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board of Directors may designate one or more directors as alternate members
of any committee, who may replace    'any absent or disqualified
member at any meeting of the committee. In the absence or disqualification of a member of the committee and the absence or unavailability of any alternate member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it.

     Section 3.2 Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article III of these by-laws.

                         ARTICLE IV

                          Officers

     Section 4.1 Executive Officers; Election; Qualifications; Term of Office; Resignation; Removal; Vacancies. The Board of Directors shall elect a President, Secretary and Treasurer, and it may, if it so determines, choose a Chairman of the Board of a Vice Chairman of the Board from among its members. The Board of Directors may also choose one or more Vice Presidents, one or more Assistant Secretaries and one or more Assistant Treasurers. Each such officer shall hold office until the first meeting of the Board of Directors after the annual meeting of stockholders next succeeding his election, and until his successor is elected and qualified or until his earlier resignation or removal. Any officer may resign at any time upon written notice to the corporation. The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the corporation. Any number of offices may be held by the same person. Any vacancy occurring in any office of the corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

     Section 4.2 Powers and Duties of Executive Officers. The officers of the corporation shall have such powers and duties in the management of the corporation as may be prescribed by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his duties.


                          ARTICLE V

                            Stock

     Section 5.1 Certificates. Every holder of stock shall be entitled to have a certificate signed by or in the name of the corporation by the Chairman or Vice Chairman of the Board of Directors, if any, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the corporation, certifying the number of shares of stock owned by him in the corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

     Section 5.2 Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it and alleged to have been lost, stolen or destroyed. The corporation may require the owner of the lost, stolen or destroyed certificate, or his legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.


                         ARTICLE VI

                      Indemnification

     Section 6.1 Right to Indemnification. The corporation shall indemnify and hold harmless, to the full extent permitted by applicable law as amended or interpreted from time to time, any person who it may indemnify pursuant to such laws. The corporation shall be required to indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by the Board of Directors of the corporation.

     Section 6.2 Prepayment of Expenses. The corporation shall pay the expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director of officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this Article or otherwise.

     Section 6.3 Claims. If a claim for indemnification or payment of expenses under this Article is not paid in full within sixty days after a written claim therefor has been received by the corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

     Section 6.4 Non-Exclusivity of Rights. The rights conferred on any person by this Article VI shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

     Section 6.5 Other Indemnification. The corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

     Section 6.6 Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

                          ARTICLE VII

                         Miscellaneous

     Section 7.1 Fiscal Year. The fiscal year of the corporation shall be determined by resolution of the Board of Directors.

     Section 7.2 Seal. The corporate seal, if any, shall have the name of the corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

     Section 7.3 Waiver of Notice of Meetings of Stockholders, Directors and Committees. Any written waiver of notice, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice.

     Section 7.4 Interested Directors; Quorum. No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation partnership, association, or other organization in which one or more of its directors of officers are directors or officers, or have a financial interest shall be void or voidable solely for this reasons, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if: (1) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (2) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by a vote of the stockholders; or (3) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

     7.5 Form of Records. Any records maintained by the corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or be in the form of, punch cards, magnetic tape, photographs, microphotographs, or any other information storage device, provided that the records so kept can be converted into a clearly legible form within a reasonable time. The corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.

     7.6 Amendment of By-Laws. These by-laws may be altered or repealed, and new by-laws made, by the Board of Directors, but the stockholders may make additional by-laws and may alter and repeal any by-laws whether adopted by them or otherwise.